Exhibit 10.26

IMAX Corporation

Execution Version

FIRST AMENDING AGREEMENT

This First Amending Agreement, dated as of January 25, 2018 (the “First Amending Agreement”), is made between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and GREG FOSTER (the “Executive”).

WHEREAS, the Executive is currently the CEO, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation and is employed pursuant to an Employment Agreement dated as of September 1, 2016, by and between the Company and the Executive (the “Agreement”); and

WHEREAS, both the Board of Directors of the Company (the “Board’’) and the Executive wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

2.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.    Term. The Executive’s employment pursuant to this Agreement shall be effective as of July 2, 2016 (the “Effective Date”), and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment pursuant to Section 4 hereunder and (ii) December 31, 2018. The period commencing as of the Effective Date and ending on December 31, 2018 is hereinafter referred to as the “Term”.”

3.	The first paragraph of Section 4(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(d)    Non-Renewal of Agreement. If, following the expiration of the Term, the Company does not offer to continue the Executive’s employment on substantially similar terms to those set forth herein and upon expiration of the Term the Executive incurs a Separation from Service, the Executive will, subject to his reasonable availability, provide good-faith assistance to the Company in finding a successor and helping the Company during the transition following the Executive’s Separation from Service. The Company will pay the Executive a pro-rated Target Bonus for time worked during the year in which the Separation from Service occurs, payable within thirty (30) days of the Executive’s Separation from Service, and, in addition, for a period equal to eighteen (18) months from the date of the separation of Service (the “Non-Renewal Period”):”

4.	Section 5(a) of the Agreement is hereby amended as follows:

(a)	Clause (vi) is hereby re-numbered as clause (vii);

(b)	Clause (vii) is hereby re-numbered as clause (viii);

(c)	A new clause (vi) is hereby added, as follows:

“(vi)    a good faith determination by the Governance Committee of the Board that the Executive has violated the Company’s Code of Business Conduct and Ethics, as may be amended from time to time;”.

5.	Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this First Amending Agreement as of the date first set forth above.

IMAX CORPORATION

By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Chief Legal Officer & Senior Executive Vice President

By:	/s/ Patrick McClymont
	Name:	Patrick McClymont
	Title:	Chief Financial Officer and Executive Vice President

EXECUTIVE

/s/ Greg Foster
Greg Foster